Exhibit 10.1

FORWARD PURCHASE AGREEMENT Confirmation FOURTH AMENDMENT

THIS FORWARD PURCHASE AGREEMENT CONFIRMATION FOURTH AMENDMENT, dated as of February 21, 2024 (this “Amendment”), is entered into by and among (i) Meteora Capital Partners, LP (“MCP”) (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) Meteora Strategic Capital, LLC (“MSC”) (with MCP, MSTO and MSC collectively as “Seller”) and (v) NKGen Biotech, Inc., a Delaware corporation (“NKGN” and formerly known as Graf Acquisition Corp. IV, a Delaware corporation).

Reference is hereby made to the OTC Equity Prepaid Forward Transaction, dated as of September 22, 2023 (the “Confirmation”), the Forward Purchase Agreement Confirmation Amendment, dated as of December 26, 2023, Forward Purchase Agreement Confirmation Second Amendment, dated as of January 2, 2024 and Forward Purchase Agreement Confirmation Third Amendment, dated as of January 11, 2024 (as amended from time to time, collectively the “Prior Amendments”), by and among Seller, NKGN and NKGen Operating Biotech, Inc. (“Target” and formerly known as NKGen Biotech, Inc., a Delaware corporation and now a wholly-owned subsidiary of NKGN). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Confirmation.

On September 29, 2023, NKGN and Target completed the Business Combination, and accordingly, the Seller delivered a Pricing Date Notice to commence the Transaction.

1.     Amendment: The parties hereto agree to amend the Confirmation as follows:

a. The Section titled “Prepayment Shortfall” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall:	An amount in USD equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price (the “Initial Shortfall”); provided that Seller shall pay 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) and, at the request of Counterparty, an additional Prepayment Shortfall of $500,000 in cash (the “Future Shortfall”), with such request being made by no later than 5:00pm EST on December 26, 2023, after which the option will expire and, at the request of Counterparty, an additional Prepayment Shortfall of $500,000 in cash (the “Second Future Shortfall”), with such request originally made by the deadline on January 2, 2024 but subsequently withdrawn, not funded and thus expired, and, at the request of Counterparty, an additional Prepayment Shortfall of $500,000 in cash (the “Third Future Shortfall”), with such request being made by no later than 5:00pm EST on January 11, 2024, after which the option will expire and, at the request of Counterparty, an additional Prepayment Shortfall of $200,000 in cash (the “Fourth Future Shortfall”), with such request being made by no later than 5:00pm EST on February 21, 2024, after which the option will expire.

b. The Section titled “Prepayment Shortfall Consideration” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall Consideration:	Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date without payment by Seller of any Early Termination Obligation (as defined below) until such time as the proceeds from such sales equal 100% the Prepayment Shortfall, other than any subsequent Prepayment Shortfall request by Counterparty which shall be set at 120% of the Prepayment Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered hereunder, and (b) an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, when an OET Notice (as defined below) is delivered hereunder, in each case the delivery of such notice in the sole discretion of the Seller. For the avoidance of doubt and notwithstanding anything to the contrary herein, Seller shall not be liable for any Settlement Amount payment with respect to the Shortfall Sale Shares.

c. The Section titled “Share Consideration” shall be deleted in its entirety and replaced with the following:

Share Consideration:	In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) 200,000 and (y) the Initial Price. The Shares purchased with the Share Consideration, plus an additional 400,000 shares that were originally indicated in the Pricing Date Notice delivered on September 29, 2023 as Recycled Shares, but which shall not be treated as Recycled Shares (the “Share Consideration Shares”), shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation.

2.     Non-Reliance. Seller acknowledges and agrees that NKGN is in possession of non-public information about NKGN and its securities that has not been provided to Seller and that may or may not be material or superior to information available to Seller, and that Seller, in entering into this Amendment, has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by NKGN or any Person acting on their behalf) other than those expressly set out in this Amendment (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Amendment or the Confirmation. Seller hereby waives any claim, or potential claim, it has or may have against NKGN and its officers and directors relating to NKGN’s possession of material non-public information.

3.     No Other Amendments. All other terms and conditions of the Confirmation and Prior Amendments shall remain in full force and effect and the Confirmation shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

4.     Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

5.     Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Confirmation and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Confirmation are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Confirmation and Prior Amendments, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

6.     THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

METEORA STRATEGIC CAPITAL, LLC;

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP; AND

METEORA CAPITAL PARTNERS, LP

By:	/s/ Vik Mittal
Name: Vik Mittal
Title: Managing Member

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
Name: Paul Y. Song
Title: Chief Executive Officer